Exhibit 99.1

Mesa Labs Announces Second Quarter Results

Lakewood, Colorado, November 3, 2022 – Mesa Laboratories, Inc. (NASDAQ:MLAB) today reported results for its second fiscal quarter (“2Q23”) and six months ended September 30, 2022.

Financial highlights for the quarter and six months ended September 30, 2022 as compared to last year:

●	Revenues increased 64% and 54%, respectively
●	Operating income decreased 5% and 108%, respectively
●	Non-GAAP adjusted operating income[1] excluding unusual items increased 56% and 16%, respectively

Financial Results (amounts in thousands, except per share data)

In comparison to the same quarter in the prior year (“2Q22”), revenues increased 64% to $58,749, operating income decreased 5% to $3,995 and net income was $1,306, a decrease of 65% or $0.24 per diluted share of common stock. As detailed in the Unusual Items table below, operating income for 2Q23 and 2Q22 was impacted by unusual items totaling $267 and $118, respectively.

For the six months ended September 30, 2022, in comparison to the same period in the prior year, revenues increased 54% to $109,202, operating income decreased 108% to $(599), and net income (loss) was $(132), a decrease of 102% or $(0.02) per diluted share of common stock. As detailed in the Unusual Items table below, operating income for the six months ended September 30, 2022 and 2021 was impacted by unusual items totaling $623 and $118, respectively.

Total revenues increased 64% for the quarter which includes organic revenues growth of 12% as compared to the prior year. Total revenues increased 54% for the six months ended September 30, 2022, which includes organic revenues growth of 8% as compared to the same period in the prior year. Assuming consistent foreign exchange (“FX”) rates as experienced during the quarter and six months ended September 30, 2021, organic growth would have been 18% and 12%, respectively.

On a non-GAAP basis, in comparison to the same quarter in the prior year, 2Q23 adjusted operating income (“AOI”) increased 55% to $15,472 or $2.88 per diluted share of common stock. In comparison to the same period in the prior year, AOI for the six months ended September 30, 2022 increased 13% to $21,630 or $4.04 per diluted share of common stock. As detailed in the Unusual Items table below, AOI for 2Q23 and the six months ended September 30, 2022 was impacted by unusual items totaling $267 and $623, while AOI for both 2Q22 and the six months ended September 30, 2021 was impacted by unusual items totaling $118. Excluding Unusual Items, AOI would have increased 56% to $15,739 for 2Q23 and 16% to $22,253 for the six months ended September 30, 2022. A reconciliation of non-GAAP measures is provided in the tables below.

Division Performance

●

Clinical Genomics (31% of revenues in 2Q23) delivered revenues of $18,435 for the quarter which includes $179 of COVID-19 related revenue. Global systems placements and China revenues rebounded strongly in 2Q23 after timing issues and lockdown related headwinds eased from 1Q23, leading to 27% sequential quarterly growth from 1Q23. 2Q23 revenues were negatively impacted by ~$500 of currency related headwinds assuming FX rates equal to those experienced in 2Q22. Gross profit percentage was 58% in the quarter within our expected range and reflected strong volume driven recovery from 1Q23. Despite challenges related to Covid-19, the Russian invasion of Ukraine, and FX related to the continued strengthening of the USD, we delivered $64M-$65M of revenues (excluding Covid-19 related revenues) during our first twelve months of ownership, which is in line with the guidance provided at the time of the acquisition.

●

Sterilization and Disinfection Control (29% of revenues in 2Q23) revenues recovered strongly in 2Q23 to reach $16,964 which represents 21% organic growth versus the same quarter in the prior year and 25% growth on a constant currency basis. This was achieved by alleviating labor-based constraints in our Bozeman, MT facility along with strong bookings growth. Gross profit percentage contracted by 280bps vs prior year driven by FX and higher labor and labor related costs.

●

Biopharmaceutical Development (21% of revenues in 2Q23) had another strong quarter of revenues growth reaching $12,144 or 15% versus prior year organically and 26% on a constant currency basis. Gross profit percentage contracted 30 bps due to the strengthening of the USD, unfavorable product mix and higher labor and materials costs.

●

Calibration Solutions (19% of revenues in 2Q23) revenues were $11,206 in the quarter, essentially flat versus prior year on both an organic and constant currency basis. Supply chain constraints persisted throughout the quarter and continue to strongly impact lead times and our ability to properly serve customers. We expect to need to continue to address supply chain issues throughout the remainder of the fiscal year. Gross profit percentage contracted by 90bps in the quarter versus prior year driven primarily by lower volumes.

Executive Commentary

“After a slow start to the year, revenues growth rebounded strongly in 2Q23 reaching 12% growth in the quarter organically and 18% on a constant currency basis. The strong 2Q23 brought year to date revenues growth to 8% organic and 12% constant currency. First quarter headwinds from China lockdowns and SDC labor shortages abated during the quarter, but supply chain constraints continue to weigh on growth and remain a top operational focus” said Gary Owens, Chief Executive Officer of Mesa Labs.

“Profitability, as measured by our primary metric of AOI excluding unusual items, recovered strongly to 27% of revenues for the quarter as restructuring and certain other costs that impacted the first quarter did not continue and topline growth accelerated” added Mr. Owens.

“Strong execution of process improvement initiatives in commercial engagement, labor supply, and supply chain execution powered our strong revenues growth and profitability improvements in the quarter. Navigating macroeconomic conditions that may impact near term demand and complicated supply chain conditions are top of mind as we enter the back half of the fiscal year. Heavy exposure to high growth verticals in biopharmaceutical development, biopharmaceutical production, medical device manufacturing, and clinical genomics coupled with a nimble operating model in The Mesa Way allows us to remain confident in our long-term growth potential and ability to accelerate our purpose of Protecting the Vulnerable®” concluded Mr. Owens.

1 The non-GAAP measures of adjusted operating income and adjusted operating income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation and impairment of goodwill and long-lived assets. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary (Unaudited except for the information as of March 31, 2022)

Consolidated Condensed Statements of Operations

(Amounts in thousands, except per share data)	Three Month Ended		Six Months Ended September 30,
	September 30,
	2022	2021	2022	2021
Revenues	$58,749	$35,840	$109,202	$70,760
Cost of revenues	22,363	12,700	41,475	25,409
Gross profit	36,386	23,140	67,727	45,351
Operating expenses	32,391	18,939	68,326	38,027
Operating income (loss)	3,995	4,201	-599	7,324
Nonoperating expense (income)	611	-342	1,429	1,363
Earnings before income taxes	3,384	4,543	-2,028	5,961
Income tax provision (benefit)	2,078	823	-1,896	246
Net income (loss)	$1,306	$3,720	$(132)	$5,715

Earnings (loss) per share (basic)	$0.25	$0.71	$(0.02)	$1.10
Earnings (loss) per share (diluted)	0.24	0.7	-0.02	1.07

Weighted average common shares outstanding:
Basic	5,323	5,211	5,298	5,182
Diluted	5,364	5,344	5,352	5,324

Consolidated Condensed Balance Sheets

(Amounts in thousands)	September 30, 2022	March 31, 2022
Cash and cash equivalents	$32,377	$49,346
Other current assets	83,883	74,972
Total current assets	116,260	124,318
Property, plant and equipment, net	28,222	28,620
Other assets	511,749	554,431
Total assets	$656,231	$707,369

Liabilities	$281,995	$313,568
Stockholders’ equity	374,236	393,801
Total liabilities and stockholders’ equity	$656,231	$707,369

Reconciliation of Non-GAAP Measures
(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Operating income (loss) (GAAP)	$3,995	$4,201	$(599)	$7,324
Amortization of intangible assets	7,106	3,757	14,426	7,573
Stock-based compensation expense	4,371	2,039	7,803	4,236
Adjusted operating income (non-GAAP)	$15,472	$9,997	$21,630	$19,133

Adjusted operating income per share (basic)	$2.91	$1.92	$4.08	$3.69
Adjusted operating income per share (diluted)	2.88	1.87	4.04	3.59

Weighted average common shares outstanding:
Basic	5,323	5,211	5,298	5,182
Diluted	5,364	5,344	5,352	5,324

Detail of Unusual Items (Unaudited)

As discussed above, operating income and adjusted operating income have been impacted by various unusual items during the three months and six months ended September 30, 2022 and 2021. The following table provides detail of such items and reconciles the impact on operating income as reported under GAAP and non-GAAP adjusted operating income. (Amounts in thousands.)

Impact of unusual items on operating income	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Operating income (loss) (GAAP)	$3,995	$4,201	$(599)	$7,324

Unusual items – before tax
Agena Bioscience, Inc. acquisition/integration costs	$267	$118	$623	$118
Total Impact of unusual items on operating income – before tax	267	118	623	118

Operating income excluding unusual items	$4,262	$4,319	$24	$7,442

Impact of unusual items on adjusted operating income	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Adjusted operating income (non-GAAP)	$15,472	$9,997	$21,630	$19,133

Unusual items – before tax
Agena Bioscience, Inc. acquisition/integration costs	$267	$118	$623	$118
Total impact of unusual items on adjusted operating income – before tax	267	118	623	118

Adjusted operating income excluding unusual items	$15,739	$10,115	$22,253	$19,251

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation and impairment of goodwill and long-lived assets. We believe that excluding these non-cash expenses provides the ability to better understand the operations of Mesa.

We provide non-GAAP adjusted operating income, non-GAAP adjusted operating income per share amounts and non-GAAP adjusted operating income excluding unusual items in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets, stock-based compensation expense and impairment losses on goodwill and long-lived assets can have a material impact on our operating and net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. Our non-GAAP information may be different from the non-GAAP information provided by other companies.

Forward Looking Statements

This press release contains forward-looking statements regarding our future business expectations. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. Any statements contained herein that are not statements of historical fact may be forward-looking statements, including statements relating to: the duration and impact of the COVID-19 pandemic and its adverse effects on our business; our ability to successfully grow our business, including as a result of acquisitions; the results on operations of acquisitions; our ability to consummate acquisitions at our historical rate and at appropriate prices; our ability to effective integrate acquired businesses and achieve desired results; the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; conditions in the global economy and the particular markets we serve; significant developments or uncertainties stemming from the U.S. government, including changes in U.S. trade policies and medical device regulations; the timely development and commercialization, and customer acceptance, of enhanced and new products and services; projections of revenues, growth, operating results, profit margins, expenses, earnings, margins, tax rates, tax provisions, cash flows, liquidity, demand, and competition; the effects of additional actions taken to become more efficient or lower costs; restructuring activities; laws regulating fraud and abuse in the health care industry and the privacy and security of health and personal information; outstanding claims, legal proceedings, tax audits and assessments and other contingent liabilities; foreign currency exchange rates and fluctuations in those rates; general economic, industry, and capital markets conditions; the timing of any of the foregoing; assumptions underlying any of the foregoing; and any other statements that address events or developments that Mesa intends or believes will or may occur in the future. Without limiting the foregoing, the words “expect,” “seek,” “anticipate,” “intend,” “plan,” “believe,” “could,” “should,” “estimate,” “may,” “target,” “project,” and similar expressions identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to risks and uncertainties relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements. These risks and uncertainties also include, but are not limited to, those described in our filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended March 31, 2022 and our subsequent Quarterly Reports on Form 10-Q. We assume no obligation to update the information in this press release.

About Mesa Laboratories, Inc.

Mesa is a global leader in the design and manufacturing of life science tools and critical quality control solutions for regulated applications in the pharmaceutical, healthcare and medical device industries. Mesa offers products and services to help our customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world.

For more information about Mesa, please visit its website at www.mesalabs.com.

CONTACT: Gary Owens.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000